EXHIBIT 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN’S FIRST QUARTER 2015 REVENUES INCREASED

11 PERCENT TO $5.0 BILLION AND ADJUSTED EARNINGS PER SHARE (EPS) INCREASED 33 PERCENT TO $2.48

First Quarter 2015 GAAP EPS Were $2.11

2015 Total Revenues and Adjusted EPS Guidance

Increased to $20.9-$21.3 Billion and $9.35-$9.65, Respectively

THOUSAND OAKS, Calif. (April 21, 2015) – Amgen (NASDAQ:AMGN) today announced financial results for the first quarter of 2015. Key results include:

•

Total revenues increased 11 percent versus the first quarter of 2014 to $5,033 million, with 12 percent product sales growth driven primarily by Enbrel® (etanercept), Prolia® (denosumab), EPOGEN® (epoetin alfa), Sensipar® (cinacalcet) and XGEVA® (denosumab). Unfavorable changes in foreign exchange rates impacted total revenue and product sales growth by 2 percentage points.

•	Adjusted EPS grew 33 percent versus the first quarter of 2014 to $2.48 driven by higher revenues and lower operating expenses. Adjusted operating income increased 32 percent to $2,449 million.
•	GAAP EPS were $2.11 compared to $1.40 and GAAP operating income was $2,022 million compared to $1,364 million.
•	The Company generated $1.2 billion of free cash flow compared to $1.0 billion in the first quarter of 2014.

“With solid execution in the first quarter, Amgen achieved strong sales and earnings growth and demonstrated substantial progress in achieving our long-term objectives,” said Robert A. Bradway, chairman and chief executive officer. “Our continuing success in delivering results gives us the confidence to increase our full year outlook for earnings.”

	Year-over-Year
$Millions, except EPS and percentages	Q1 ‘15	Q1 ‘14	YOY Δ

Total Revenues	$5,033	$4,521	11%
Adjusted Operating Income	$2,449	$1,860	32%
Adjusted Net Income	$1,911	$1,438	33%
Adjusted EPS	$2.48	$1.87	33%

GAAP Operating Income	$2,022	$1,364	48%
GAAP Net Income	$1,623	$1,073	51%
GAAP EPS	$2.11	$1.40	51%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

First Quarter 2015 Product Sales Performance

•

Total product sales increased 12 percent for the first quarter of 2015 versus the first quarter of 2014. The increase was driven primarily by ENBREL, Prolia, EPOGEN, Sensipar and XGEVA. Growth for the quarter was due to price and higher unit demand.

•

Neulasta® (pegfilgrastim) sales increased 4 percent year-over-year driven primarily by price. NEUPOGEN® (filgrastim) sales decreased 15 percent year-over-year driven primarily by the impact of competition in the United States (U.S.).

•	ENBREL sales increased 13 percent year-over-year driven by price.

•	XGEVA sales increased 22 percent year-over-year driven by higher unit demand.

•	Prolia sales increased 39 percent year-over-year driven by higher unit demand.

•	EPOGEN sales increased 16 percent year-over-year due primarily to price and, to a lesser extent, higher unit demand.

•	Aranesp® (darbepoetin alfa) sales increased 4 percent year-over-year driven by higher unit demand in international markets.

•	Sensipar/Mimpara sales increased 24 percent year-over-year driven by higher unit demand, favorable changes in inventory levels, and price.

•	Nplate® (romiplostim) sales increased 12 percent year-over-year driven by higher unit demand.

•	Vectibix® (panitumumab) sales increased 18 percent year-over-year driven by higher unit demand.

•	Kyprolis® (carfilzomib) sales increased 59 percent year-over-year driven by higher unit demand.

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q1 ‘15			Q1 ‘14	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$1,103	$277	$1,380	$1,379	0%

Neulasta®	922	212	1,134	1,090	4%

NEUPOGEN®	181	65	246	289	(15%)

Enbrel®	1,052	64	1,116	988	13%

XGEVA®/ Prolia®	415	197	612	475	29%

XGEVA®	245	95	340	279	22%

Prolia®	170	102	272	196	39%

EPOGEN®	534	0	534	462	16%

Aranesp®	189	291	480	460	4%

Sensipar® / Mimpara®	241	93	334	270	24%

Nplate®	78	48	126	113	12%

Vectibix®	47	75	122	103	18%

Kyprolis®	97	11	108	68	59%

BLINCYTO®	15	0	15	0	*

Other	0	47	47	38	24%

Total product sales	$3,771	$1,103	$4,874	$4,356	12%

* Not meaningful

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

Operating Expense and Tax Rate Analysis, on an Adjusted Basis

•	Cost of Sales margin improved 0.6 points.

•	Research & Development (R&D) expenses decreased 14 percent in the first quarter of 2015 driven by savings from transformation and process improvement efforts.

•

Selling, General & Administrative (SG&A) expenses increased 1 percent in the first quarter of 2015 as increased commercial expenses for new product launches were enabled by savings from transformation and process improvement efforts.

•	Tax Rate for the first quarter of 2015 increased due to changes in the geographic mix of earnings, offset partially by the favorable impact of a state tax audit settlement.

$Millions, except percentages
On an Adjusted Basis	Q1 ‘15	Q1 ‘14	YOY Δ

Cost of Sales*	$735	$684	7%
% of sales	15.1%	15.7%	(0.6) pts.

Research & Development	$856	$994	(14%)
% of sales	17.6%	22.8%	(5.2) pts.

Selling, General & Administrative	$993	$983	1%
% of sales	20.4%	22.6%	(2.2) pts.

TOTAL Operating Expenses	$2,584	$2,661	(3%)

Operating Margin	50.2%	42.7%	7.5 pts.

Tax Rate*	17.0%	15.4%	1.6 pts.

pts: percentage points

*   Impact of Puerto Rico excise tax is included in Cost of Sales and Tax Rate. Excluding Puerto Rico excise tax, Cost of Sales would be 1.9 pts. and 2.1 pts. lower for 2015 and 2014, respectively; and the Tax Rate would be 2.8 pts. and 3.5 pts. higher for 2015 and 2014, respectively.

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

Cash Flow and Balance Sheet Discussion

•	The Company generated $1.2 billion of free cash flow in the first quarter of 2015 versus $1.0 billion in the first quarter of 2014.

•	The Company’s second quarter 2015 dividend of $0.79 per share declared on March 4, 2015, will be paid on June 5, 2015, to all stockholders of record as of the close of business on May 14, 2015.

•	During the first quarter, the Company repurchased 2.9 million shares of common stock at a total cost of $0.5 billion. The Company has $3.4 billion remaining under its stock repurchase authorization.

$Billions, except shares	Q1 ‘15	Q1 ‘14	YOY Δ

Operating Cash Flow	$1.3	$1.1	$0.2

Capital Expenditures	0.1	0.2	(0.1)

Free Cash Flow	1.2	1.0	0.2

Dividends Paid	0.6	0.5	0.1

Share Repurchase	0.5	0.0	0.5

Avg. Diluted Shares (millions)	770	768	2

Cash and Investments*	27.1	23.2	3.9

Debt Outstanding	30.3	32.0	(1.7)

Stockholders’ Equity	26.5	22.7	3.8

* Q1 2014 includes long-term restricted investments. Note: Numbers may not add due to rounding

2015 Guidance

For the full year 2015, the Company now expects:

•

Total revenues in the range of $20.9 billion to $21.3 billion and adjusted EPS in the range of $9.35 to $9.65. Previously, the Company expected total revenues in the range of $20.8 billion to $21.3 billion and adjusted EPS in the range of $9.05 to $9.40.

•	Adjusted tax rate to be in the range of 18 percent to 19 percent. This excludes the benefit of the federal R&D tax credit, which has not yet been extended for 2015.

•	Capital expenditures to be approximately $800 million.

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

First Quarter Product and Pipeline Update

Key 2015 milestones:

Clinical Program	Indication	Milestone
Corlanor® (ivabradine)	Chronic heart failure	Approved
Repatha™ (evolocumab)	Dyslipidemia	Global regulatory reviews
Kyprolis	Relapsed multiple myeloma	ENDEAVOR Phase 3 data received Global regulatory reviews
Talimogene laherparepvec	Metastatic melanoma	Global regulatory reviews
Brodalumab*	Asthma	Phase 2 terminated
	Moderate-to-severe plaque psoriasis	Global submissions
AMG 416	Secondary hyperparathyroidism	Phase 3 data vs. Sensipar received Global submissions
AMG 334	Episodic migraine	Phase 3 initiation
Omecamtiv mecarbil**	Chronic heart failure	Phase 2 data
ABP 501 (biosimilar adalimumab)	Moderate-to-severe rheumatoid arthritis	Phase 3 data received
ABP 215 (biosimilar bevacizumab)	Non-small cell lung cancer	Phase 3 data

*Developed	in collaboration with AstraZeneca
**Developed	in collaboration with Cytokinetics

The Company provided the following information on selected product and pipeline programs:

Corlanor

•	The Company discussed the U.S. Food and Drug Administration (FDA) approval to reduce the risk of hospitalization for worsening heart failure in patients with chronic heart failure.

Repatha

•	The Company discussed the recent submission of an application seeking marketing approval for the treatment of high cholesterol to the Ministry of Health, Labour and Welfare in Japan.

Omecamtiv mecarbil

•	The Company announced that results from its oral Phase 2 study in patients with heart failure are expected in the second half of 2015.

Kyprolis

•	The Company discussed the priority review designation granted by the FDA for the relapsed multiple myeloma indication in the U.S. The Company also discussed the upcoming presentation of the Phase 3 ENDEAVOR study results at a meeting of the American Society of Clinical Oncology (ASCO) and the initiation of a Phase 3 study with weekly dosing.

Talimogene laherparepvec

•	The Company discussed the upcoming FDA Advisory Committee meeting on April 29 to discuss a Biologics License Application (BLA) for treatment of metastatic melanoma. The Company

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

also announced the completion of enrollment in a Phase 1b study in combination with pembrolizumab in metastatic melanoma.

Vectibix

•	The Company discussed the recent approval for use in combination with FOLFIRI in RAS wild type first-line metastatic colorectal cancer in the European Union (EU).

Brodalumab

•	The Company announced that it plans to submit a BLA in the U.S. and a Marketing Authorization Application (MAA) in the EU for moderate-to-severe plaque psoriasis mid-year in 2015. The Company also announced the termination of a Phase 2 asthma study due to futility.

AMG 416

•	The Company announced that it plans to submit a BLA in the U.S. and a MAA in the EU for secondary hyperparathyroidism in the second half of 2015.

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the first quarters of 2015 and 2014 in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on an adjusted (or non-GAAP) basis. In addition, management has presented its full year 2015 EPS and tax rate guidance in accordance with GAAP and on an adjusted (or non-GAAP) basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the first quarters of 2015 and 2014. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s core business activities by facilitating comparisons of results of core business operations among current, past and future periods. In addition, the Company believes that excluding the non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the press release in connection with its own budgeting and financial planning. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2014, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our efforts to integrate the operations of companies we have acquired may not be successful. We may experience difficulties, delays or unexpected costs and not achieve anticipated benefits and savings from our recently announced restructuring plan. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Kristen Davis, 805-447-3008 (media)

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2015	2014
Revenues:
Product sales	$4,874	$4,356
Other revenues	159	165

Total revenues	5,033	4,521

Operating expenses:
Cost of sales	1,033	1,090
Research and development	894	1,027
Selling, general and administrative	1,026	1,023
Other	58	17

Total operating expenses	3,011	3,157

Operating income	2,022	1,364

Interest expense, net	252	259
Interest and other income, net	106	99

Income before income taxes	1,876	1,204

Provision for income taxes	253	131

Net income	$1,623	$1,073

Earnings per share:
Basic	$2.13	$1.42
Diluted	$2.11	$1.40

Weighted average shares used in calculation of earnings per share:
Basic	761	757
Diluted	770	768

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash, cash equivalents and marketable securities	$27,118	$27,026
Trade receivables, net	2,548	2,546
Inventories	2,686	2,647
Other current assets	2,712	2,494

Total current assets	35,064	34,713
Property, plant and equipment, net	5,123	5,223
Intangible assets, net	12,265	12,693
Goodwill	14,721	14,788
Other assets	1,779	1,592

Total assets	$68,952	$69,009

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,836	$6,508
Current portion of long-term debt	500	500

Total current liabilities	6,336	7,008
Long-term debt	29,841	30,215
Long-term deferred tax liability	3,330	3,461
Other non-current liabilities	2,939	2,547
Stockholders’ equity	26,506	25,778

Total liabilities and stockholders’ equity	$68,952	$69,009

Shares outstanding	760	760

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions)

(Unaudited)

	Three months ended
	March 31,
	2015	2014
GAAP cost of sales	$1,033	$1,090
Adjustments to cost of sales:
Acquisition-related expenses (a)	(284)	(404)
Accelerated depreciation and other charges pursuant to our restructuring initiative	(14)	-
Stock option expense	-	(2)

Total adjustments to cost of sales	(298)	(406)

Adjusted cost of sales	$735	$684

GAAP research and development expenses	$894	$1,027
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(21)	(31)
Accelerated depreciation and other charges pursuant to our restructuring initiative	(17)	-
Stock option expense	-	(2)

Total adjustments to research and development expenses	(38)	(33)

Adjusted research and development expenses	$856	$994

GAAP selling, general and administrative expenses	$1,026	$1,023
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(29)	(38)
Certain charges pursuant to our restructuring initiative	(4)	-
Stock option expense	-	(2)

Total adjustments to selling, general and administrative expenses	(33)	(40)

Adjusted selling, general and administrative expenses	$993	$983

GAAP operating expenses	$3,011	$3,157
Adjustments to operating expenses:
Adjustments to cost of sales	(298)	(406)
Adjustments to research and development expenses	(38)	(33)
Adjustments to selling, general and administrative expenses	(33)	(40)
Certain charges pursuant to our restructuring and other cost savings initiatives (c)	(57)	(15)
Other	(1)	(2)

Total adjustments to operating expenses	(427)	(496)

Adjusted operating expenses	$2,584	$2,661

GAAP operating income	$2,022	$1,364
Adjustments to operating expenses	427	496

Adjusted operating income	$2,449	$1,860

GAAP income before income taxes	$1,876	$1,204
Adjustments to operating expenses	427	496

Adjusted income before income taxes	$2,303	$1,700

GAAP provision for income taxes	$253	$131
Income tax effect of the above adjustments (d)	139	131

Adjusted provision for income taxes	$392	$262

GAAP net income	$1,623	$1,073
Adjustments to income before income taxes, net of the income tax effect of the above adjustments	288	365

Adjusted net income	$1,911	$1,438

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and Adjusted diluted EPS.

	Three months ended		Three months ended
	March 31, 2015		March 31, 2014
	GAAP	Adjusted	GAAP	Adjusted
Net income	$1,623	$1,911	$1,073	$1,438
Weighted-average shares for diluted EPS	770	770	768	768

Diluted EPS	$2.11	$2.48	$1.40	$1.87

(a)	The adjustments related primarily to non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations. The 2014 adjustments also included a $99-million charge related to the termination of a supply contract with F. Hoffmann-La Roche Ltd. as a result of acquiring the licenses to filgrastim and pegfilgrastim effective January 1, 2014.

(b)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.

(c)	The adjustments related primarily to severance expenses.

(d)	The tax effect of the adjustments between our GAAP and Adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months ended March 31, 2015 and 2014, were 32.6% and 26.4%, respectively.

First Quarter 2015 Revenues Increased 11 Percent to $5.0 Billion and Adjusted Earnings Per Share Increased 33 Percent to $2.48

Amgen Inc.

Reconciliations of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended
	March 31,
	2015	2014
Operating Cash Flow	$1,329	$1,142
Capital Expenditures	(118)	(172)

Free Cash Flow	$1,211	$970

Reconciliation of GAAP EPS Guidance to Adjusted

EPS Guidance for the Year Ending December 31, 2015

(Unaudited)

	2015

GAAP diluted EPS guidance	$7.78	-	$8.13

Known adjustments to arrive at Adjusted earnings*:
Acquisition-related expenses(a)		1.21
Restructuring charges	0.31	-	0.36

Adjusted diluted EPS guidance	$9.35	-	$9.65

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.71 to $0.73 per share in the aggregate.

(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in prior year business combinations.

Reconciliation of GAAP Tax Rate Guidance to Adjusted

Tax Rate Guidance for the Year Ending December 31, 2015

(Unaudited)

	2015
GAAP tax rate guidance	13%	-	15%

Tax rate effect of known adjustments discussed above	4%	-	5%

Adjusted tax rate guidance	18%	-	19%